Exhibit 99.1

Contact:
William B. Boni VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REGAINS WORLDWIDE RIGHTS TO AKT PROGRAM

Encouraging Phase 1 data with lead compound, ARQ 092, to be presented at AACR

Woburn, MA, April 1, 2013 – ArQule, Inc. (NASDAQ: ARQL) today announced it has regained worldwide rights for the development and commercialization of compounds covered under its AKT collaboration with Daiichi Sankyo Co., Ltd., including the lead compound emerging from this collaboration, ARQ 092.  Data from an ongoing Phase 1 trial with ARQ 092 will be presented at the AACR (American Association for Cancer Research) Annual Meeting on April 9, 2013.

“Regaining worldwide rights to the AKT program, including the novel oral agent, ARQ 092, adds  significant value for ArQule, as it expands our proprietary pipeline in an exciting area of therapeutic development,” said Brian Schwartz, M.D., chief medical officer of ArQule.  “AKT, also known as the serine/threonine kinase PKB, is believed to mediate a number of signal transduction processes and represents a potential therapeutic target for several cancers and other diseases.  We look forward to the AACR data presentation from the ongoing Phase 1 trial with ARQ 092.”

ARQ 092 is a selective AKT inhibitor that was discovered through technology from the ArQule Kinase Inhibitor Platform (AKIP™) and optimized through a structure-based drug design methodology.  The AKT signaling pathway, which plays a role in regulating cell growth, survival, migration and angiogenesis, is frequently dysregulated in cancer.

ArQule is regaining its rights to the AKT program and to ARQ 092 pursuant to Daiichi Sankyo’s decision to terminate a license and co-commercialization agreement with ArQule dated November 8, 2011.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline consists of ARQ 092, designed to inhibit AKT, ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR), ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 092, which is in Phase 1 clinical development.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 092 may not demonstrate promising therapeutic effects; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing ARQ 092 that could lead the Company to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 092 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs results in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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